VARIABLE RATE COMMERCIAL NOTE
                       SECURED WITH LOAN SERVICING RIGHTS


$1,000,000.00                                                     June 27, 1994


     This Variable Rate Commercial Note Secured with Loan Servicing Rights (hereinafter "Note") is made as of the date stated above by CONTINENTAL MORTGAGE, INC., with a mailing address of 5425 Martindale, Shawnee, Kansas 66218, (hereinafter referred to as "Borrower"), to the order of RAILROAD SAVINGS BANK, F.S.B., a corporation organized under the laws of the United States of America (hereinafter referred to as "Lender"), with a mailing address of 110 S.. Main, Wichita, Kansas 67202.

     FOR VALUE RECEIVED, Borrower hereby promises to pay to the order of Lender, at Lender's office at the address stated above or such other place as Lender may from time to time designate in writing to Borrower, the principal sum of ONE MILLION DOLLARS ($1, 000, 000. 00), together with interest thereon as provided below, all in lawful U.S. dollars.

1. Payments. Borrower shall make 59 consecutive monthly installments of principal and interest in the amount of TWENTY THOUSAND FIVE HUNDRED SEVENTEEN DOLLARS ($20,517.00) commencing on August 1, 1994, and continuing on the 1st day of each month thereafter through and including June 1, 1999, and a final payment on July 1, 1999 of all outstanding principal and interest then due.

2. Interest. Initially this Note shall bear interest at the rate of EIGHT AND THREE QUARTERS PERCENT (8.75%) per annum. Thereafter the amount of the monthly payments and interest rate shall be adjusted in the following manner:

     A. The interest rate Borrower shall pay may change on September 1, 1994, and on the same day of each month thereafter (hereinafter referred to as the "Change Date").

     B. Beginning with the first Change Date, the adjustable interest rate will be based on the prime rate of interest quoted in the Southwest Addition of the Wall Street Journal ("Index") with the most recent Index figure available as of the date 10 days before each Change Date being called the "Current Index." If the Index is no longer available, Lender shall choose a new index that is based on comparable information. Lender will give Borrower notice of this choice.

     C. Before each Change Date, Lender shall calculate the new interest rate by adding one and one half percent (1.5%) to the Current Index. This amount will be the new interest rate until the next Change Date. Borrower's payment will not change with changes in interest rate. Amortization of principal shall adjust with each interest rate change.

3. Application of Payments. All payments shall be applied in the following order of priority: (a) first, toward payment of any and all late charges due pursuant to paragraph 11 herein, (b) next, toward payment of other fees and sums due to Lender pursuant to any other provision hereof or pursuant to the provisions of any other documents securing repayment of this Note, (c) next, toward payment of interest which has accrued on the outstanding principal balance under this Note and which is due and payable; and (d) last, toward payment of the outstanding principal balance due under this Note.

4. Paydown. In the event Borrower sells any of the servicing rights securing this Note, Borrower agrees to pay to LENDER a sum equal to that which, when credited to the principal balance, would reduce the principal amount outstanding so that the collateral value is equal to or more than One Hundred Twenty Five Percent (125%) of the principal balance.

5. Prepayments. This Note may be prepaid, in whole or in part, at any time, without penalty.

6. Events of Defaults.  Each of the  following  shall  constitute a "default" by
Borrower:

     A. If Borrower fails to pay any sum within fifteen (15) days after it becomes due, or if Borrower shall in any other way be in default under this Note, the Security Agreement, then the entire unpaid principal balance of this Note, together with interest accrued and with all other sums due or owned by Borrower under this Note, shall at Lender's option and without notice to Borrower, become due and payable immediately. After the default and acceleration and until Borrower's indebtedness to Lender is paid in full, including the period following entry of any judgement, the interest shall accrue annually at the then current interest rate pursuant to paragraph 7 herein. Borrower shall also be liable for reasonable attorneys' fees incurred for collection of the
Note in accordance with applicable law and the cost of any title search incurred by Lender in connection with the proceedings. Payment of these amounts may be enforced and recovered by the entry of judgment on this Note and the issuance of execution on the judgement; or

     B. Failure to maintain COLLATERAL Value equal to or greater than One Hundred Twenty-five (125%) percent of the balance of principal outstanding under this NOTE during the term of this NOTE, and BORROWER'S failure, after written demand of LENDER, to remit to LENDER within thirty (30) days after receipt of LENDER'S demand, a sum equal to that required which, when credited to the outstanding principal balance under this NOTE shall reduce said principal amount outstanding so that the Collateral Value is equal to or more than one Hundred Twenty-five (125%) Percent of the Principal Balance; or

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



     C. Borrower's failure to maintain Seller/Servicer status with FNMA or FHLMC will result in LENDER having the option to demand payment of any and all of the outstanding principal and interest balance as of the date BORROWER no longer has Seller/Servicer status with FNMA or FLMC or GNMA.

     D. The occurrence of any other DEFAULT (as that term is defined in the SECURITY AGREEMENT or any of the LOAN DOCUMENTS) that is not cured within any grace period therein contained. LENDER shall be required to give notice of monetary defaults under (a) above, but not more often than two (2) times within any twelve (12) month period. Thereafter, BORROWER'S failure to pay any amount within thirty (30) days after the same becomes due and payable under this NOTE, whether interest or principal or both and whether as a monthly installment or on the MATURITY DATE, shall in and of itself constitute an EVENT OF DEFAULT hereunder without additional notice. For purposes of this Paragraph, notice shall be deemed to have been delivered two (2) business days after mailing by first class United States mail, postage prepaid to the addresses set forth above.

7. Default Interest Rate. While any DEFAULT exists, BORROWER promises to pay interest on the unpaid principal balance of the Loan from time to time, at a rate (the "DEFAULT INTEREST RATE") equal to the NOTE INTEREST RATE plus FIVE (5%) PERCENT per annum, and all unpaid interest that has accrued under this NOTE, whether before or after the occurrence of the DEFAULT, shall be paid at the time of, and as a condition precedent to, the curing of the DEFAULT. While any DEFAULT exists, LENDER is expressly authorized to apply payments made under this NOTE as it may elect against (a) any or all amounts, or portions thereof, then due and payable hereunder to under any of the other LOAN DOCUMENTS, (b) the unpaid principal balance of the Loan, or (c) any combination thereof.

8. Security for Payment. Payment of this NOTE is secured by one or more Guarantee Agreements and a SECURITY AGREEMENT (the "SECURITY AGREEMENT") of even date herewith from BORROWER to LENDER, providing LENDER a Security Interest in the mortgage loan servicing rights related to the mortgage loan pools as described in Exhibit "A" to the SECURITY AGREEMENT, the "COLLATERAL" and by certain other "LOAN DOCUMENTS" (as the term "LOAN DOCUMENTS" is defined in Exhibit "B" attached hereto and by reference incorporated herein). A default in payment hereunder, or a default in any of the other above referenced documents executed in connection with this transaction, shall constitute default hereunder.

9. Acknowledgment Agreements. Contemporaneous with the execution of this Note, Borrower has executed an Acknowledgement Agreement between Borrower, Lender and Federal Home Loan Mortgage Corporation (FHLMC), by which Borrower and FHLMC acknowledge Lender's security interest in the Collateral created hereunder, as well as those Uniform Commercial Code ("UCC") filing statements acknowledging, as a matter of public record, Lender's security interest in the

Collateral. Borrower will cooperate with Lender, to the extent reasonably requested by Lender, in executing such other and further documentation acknowledging Lender's security interest in the Collateral as deemed reasonably necessary by Lender to perfect the same.

Contemporaneous with the execution of this Note, Borrower has executed an Acknowledgement Agreement between Borrower, Lender and Federal National Mortgage Association (FNMA), by which Borrower and FNMA acknowledge Lender's security interest in the collateral created hereunder, as well as those Uniform Commercial Code ("UCC") filing statements acknowledging, as a matter of public record, Lender's security interest in the Collateral. Borrower will cooperate with Lender, to the extent reasonably requested by Lender, in executing such other and further documentation acknowledging Lender's security interest in the Collateral as deemed reasonably necessary by Lender to perfect the same.

10. Guaranty Agreement. Advance Financial, Inc., a Delaware corporation, the parent company of Borrower, will be required to execute and deliver to Lender a Corporate Guarantee of Note and Indemnification of Guarantor for Benefit of Lender concurrently with the execution of this NOTE.

11. Subordination Agreement. Borrower will consent to the execution of a Intercreditor and Subordination Agreement between Bank One, Texas, N.A. and Lender.

12. Other Security. Borrower will be required to maintain balances in an amount equal to 10% of the outstanding loan amount. Any shortfall in the balances will be billed annually by multiplying the shortfall amount times the average note rate times 110%. Borrower will be given credit to be applied against the principal balance based on excess compensating balances or escrow balances maintained with Lender. The credit will be computed monthly and paid quarterly. The credit will be computed by using Lender's current "Statement Savings Rate."

13. Acceleration of Maturity. At any time during the existence of any DEFAULT, and at the option of LENDER, the entire unpaid principal balance under this NOTE, together with interest accrued thereon and all other sums due from BORROWER hereunder or under any of the other LOAN DOCUMENTS, shall become immediately due and payable with notice.

14. Late Charges. Borrower agrees that if any payment shall be overdue for more than fifteen (15) days, in addition to any amounts required to be paid under paragraph 7 herein, Borrower shall pay to Lender a late payment charge equal to five percent (5%) of the late amount as compensation for additional collection efforts. This shall not be construed to obligate Lender to accept any overdue installment nor to limit Lender's rights and remedies for Borrower's default as set forth in this Note.

15. Attorneys' Fees. If any attorney, in-house or outside, is engaged (a) to collect the indebtedness evidenced hereby or due under the other LOAN DOCUMENTS, where a Default exists, whether or not legal proceedings are thereafter instituted by LENDER; (b) to represent LENDER in any bankruptcy, reorganization, receivership, or other proceedings affecting creditor's rights and involving a claim under this NOTE: (c) to protect the lien of any other proceedings whatsoever in connection with any other the LOAN DOCUMENTS or the SECURITY AGREEMENT, THEN BORROWER shall pay to LENDER all reasonable attorneys' fees and expenses in connection therewith, in addition to all other amounts due hereunder.

16. Nature of Remedies. LENDER'S remedies under this NOTE, the SECURITY AGREEMENT, the GUARANTY AGREEMENT and all of the other LOAN DOCUMENTS shall be cumulative and concurrent and may be pursued singly, successively, or together against any or all of BORROWER, the SECURITY AGREEMENT, and any other security described in the LOAN DOCUMENTS or any portion or combination of such COLLATERAL and other security, and LENDER may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein, all in LENDER'S sole discretion. Failure of LENDER, for any period of time or 'on more than one occasion, to exercise its option to accelerate the MATURITY DATE shall not constitute a waiver of the right to exercise the same at any time during the continued existence of the DEFAULT or in the event of any subsequent DEFAULT. LENDER shall not by any other omission or act be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by LENDER, and then only to the extent specifically set forth therein. A waiver in connection with one event shall not be construed as continuing or as a bar to or as a waiver of any right or remedy in connection with a subsequent event.

17. Notices. Except as otherwise hereinabove provided, any notice that LENDER or BORROWER may desire or be required to give to the other shall be in writing and shall be mailed or delivered to the intended recipient thereof at its address hereinabove set forth or at such other address as such intended recipient may, from time to time, by notice in writing, designate to the sender pursuant hereto. Any such notice shall be deemed to have been delivered to and received by BORROWER two (2) business days after mailing by United States registered or certified mail, return receipt requested, or when delivered in person. Unless specifically required herein, notice of the exercise of any option granted to LENDER by this NOTE is not required to be given.

18. Financials. Borrower is required to provide to Lender audited financial statements at least annually beginning with 1994 financial statements to be delivered to Lender no later than May 31, 1995 and publicly filed financial statements on a quarterly basis beginning with the quarter ending December 31, 1994.

19. Governing Law. The place of negotiation, execution, delivery, and payment of this NOTE, the location of the PROPERTY, and the place of performance under the LOAN DOCUMENTS being the STATE OF KANSAS, this NOTE, the SECURITY AGREEMENT, and the other LOAN DOCUMENTS shall be governed by and construed in accordance with the laws of the State of Kansas.

20. Waiver, Consents, Etc. BORROWER, any Guarantor hereof, and any and all others who are now or may become liable for all or part of the obligations of BORROWER under this NOTE (all of the foregoing being referred to herein collectively as "OBLIGORS") agree to be jointly and severally bound hereby and jointly and severally (a) waive and renounce any and all redemption and exemption rights and the benefit of all valuation and appraisal privileges against the indebtedness evidenced hereby or by any extension or renewal hereof;
(b) waive presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor, and notice of protest; (c) waive all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default, or enforcement of the payment hereof;
(d) agree that the liability of each of OBLIGORS shall be unconditional and without regard to the liability of any other person or entity for the payment hereof, and shall not in any manner be affected by any indulgence or forbearance granted or consented to by LENDER with respect hereto; (e) consent to any and all extensions of time, renewals, waivers, or modification that may be granted by LENDER with respect to the payment or other provisions hereof, and to the release of any security at any time given for the payment hereof, or any part thereof, with or without substitution, and to the release of any person or entity liable for the payment hereof; and (f) consent to the addition of any and all other makers, endorsers, guarantors, and other OBLIGORS for the payment hereof, and agree that the addition of any such OBLIGORS or security shall not affect the liability of any of OBLIGORS for the payment hereof. LENDER agrees to provide notice of the happening of events under Subsection (e) hereof, to any Guarantor of this NOTE.

21. Interpretation. The headings of sections and paragraphs in this NOTE are for convenience only and shall not be construed to limit or define the content, scope, or intent of the provisions hereof. As used in this NOTE, the singular shall include the plural, and masculine, feminine, and neuter pronouns shall be fully interchangeable, where the context so requires. If any provision of this NOTE, or any paragraph, sentence, clause, phrase, or word, or the application thereof, in any circumstances, is adjudicated to be invalid, the validity of the remainder of this NOTE shall be construed as if such invalid part were never included herein. Time is-of the essence of this NOTE. This Agreement, if in conflict with any other agreement, executed in connection with this transaction, the documents when taken together, shall be construed to give LENDER the highest right or benefit. This NOTE incorporates the terms of the SECURITY AGREEMENT, GUARANTY AGREEMENT and any other LOAN DOCUMENTS and shall be construed with their terms.

22. Subsequent Holders. Upon any endorsement, assignment, or other transfer of this NOTE by LENDER or by operation of law, the term "LENDER," as used herein, shall mean the endorsee, assignee, or other transferee or successor to LENDER then becoming the holder of this NOTE.

23. Subsequent Obligors. This NOTE and all provisions hereof shall be binding on all persons claiming under or through BORROWER. The terms "BORROWER" and "OBLIGORS" as used herein, shall include the respective successors, assigns, legal and personal representatives, executors, administrators, devisees, legatees, and heirs of BORROWER and any other OBLIGORS.

24. Valuation. No less than annually, BORROWER will obtain from Hamilton Carter Smith, or such other independent, third party valuation firm as LENDER shall approve in writing, a written valuation appraisal, disclosing the market value of the COLLATERAL. BORROWER shall submit such market value appraisal to LENDER no later than the last business day of each year, beginning in 1994. The valuation appraisal shall be subject to the provisions of Paragraph 6B hereof.

25. Waiver of Jury Trial. The parties hereby waive trial by jury.

26. Modification. This NOTE may only be modified in writing, executed by authorized representatives of the parties.

         IN WITNESS WHEREOF, CONTINENTAL MORTGAGE, INC., a Nebraska corporation, NOT personally, but as aforesaid has caused these presents to be signed by its Corporate President, and its corporate seal to be hereunto affixed and attested by its Corporate Secretary, as of this 27th day of June, 1994.

ATTEST:                                              CONTINENTAL MORTGAGE, INC.

By:  /s/  Cindy L. Williams                           By:/s/  William B. Morris
    ------------------------                             ----------------------
Its:  Secretary                                       Its:  President

                                    AGREEMENT

     This Agreement is entered into effective as of the 11th day of October, 1996, by and between ADVANCED FINANCIAL, INC., a Delaware corporation, and AFI MORTGAGE CORPORATION, a Nebraska corporation, formerly known as Continental Mortgage, Inc., a Nebraska corporation (collectively "Borrower"), COMMERCIAL FEDERAL BANK, A FEDERAL SAVINGS BANK, successor-in-interest by merger with Railroad Savings Bank, F.S.B. of Wichita, Kansas ("Lender") and MATRIX FINANCIAL SERVICES CORPORATION, an Arizona corporation ("Buyer").

                                R E C I T A L S:

     A. On or about June 27, 1994, Borrower entered into a loan transaction with Lender evidenced by a Variable Rate Commercial Note ("Note") in the original principal amount of One Million Dollars ($1,000,000.00), which provides for monthly payments of principal and interest in the amount of Twenty Thousand Five Hundred Seventeen Dollars ($20,517.00).

     B. The payment and performance obligations of the Note are secured by a Security Agreement for Mortgage Loan Servicing Rights, one or more Financing Statements, and one or more Guarantee Agreements dated on or about June 27, 1994. The Security Agreement and Financing Statements convey to Lender a first and prior lien security interest in certain mortgage loan servicing rights generally described on Exhibit "A" attached hereto ("Lender's Original Collateral"). The Note, Security Agreement, Financing Statements, and Guarantee Agreements are collectively referred to herein as "Loan Documents."

     C. Borrower is in default in the payment and performance obligations under the Loan Documents and has requested that Lender grant to it certain accommodations, which Lender is willing to do on the terms and conditions of this Agreement.

     D. Borrower has also requested that Lender agree to substitute other collateral in place of its first and prior lien position with respect to Lender's Original Collateral, in connection with Borrower's proposed sale of the same (together with other collateral of other lenders) to Buyer. Lender is willing to do so on the terms and conditions of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Borrower and Buyer agree to proceed diligently and in good faith to consummate a purchase by Buyer of loan servicing rights currently owned by Borrower, which loans have current unpaid principal balances aggregating approximately Two Hundred Forty-One Million Three Hundred Thousand Dollars ($241,300,000.00), less certain loans which constitute REO properties or are deemed to be "non-eligible" under the terms of the purchase agreement between Borrower and Buyer. After deduction of REO and non-eligible loans, the unpaid principal balances of the loans related to the servicing rights being purchased by Buyer equals approximately Two Hundred Thirty-Six Million Three Hundred Thirty Thousand Dollars ($236,330,000.00), with a purchase price of 85 basis points to be paid by Buyer.

     2.  Borrower  and Buyer  acknowledge  and agree  that the  closing  of such purchase shall occur in two stages as described in this paragraph and in paragraph 4 below. On or before October 16, 1996, Buyer will consummate its purchase of that portion of the total package described above constituting servicing rights on a net package of loans (i.e. after deduction of REO and non-eligible loans) having unpaid principal balances aggregating approximately Eighty-Nine Million One Hundred Fifty Thousand Dollars ($89,150,000.00) and
insured  by  FHLMC  (the  "Freddie  Mac  Pool").   Buyer,  Borrower  and  Lender
acknowledge and agree that all sale proceeds of such purchase, to wit, approximately Seven Hundred Fifty-Seven Thousand Dollars ($757,000.00) shall be utilized by Buyer to fund all shortages and all other sums due to FHLMC ("Freddie Mac"), thereby fully discharging all obligations due with respect to that pool (but not including escrow balances which were transferred from Borrower to Buyer), with the balance of the proceeds being held by Buyer as a portion of the holdback ("Holdback") to be held and disbursed pursuant to the purchase agreement between Borrower and Buyer and pursuant to this Agreement. Contemporaneously with Buyer's payment of the shortage and other sums due to Freddie Mac, Buyer shall provide written evidence to Lender of such payment and confirmation that the same has been paid in direct satisfaction of the sums due on the Freddie Mac Pool.

     3. On or before the date of transfer of servicing of the Freddie Mac Pool from Borrower to Buyer, Lender agrees to deliver to Buyer a release of Lender's financing statement liens against the Freddie Mac Pool, provided that prior to such delivery Lender has been provided by Borrower with fully executed originals of financing statements granting Lender a security interest in servicing rights on a pool of loans with unpaid principal balances aggregating approximately One Hundred Sixty Million Dollars ($160,000,000.00) and insured by GNMA (the "Substitute Collateral"), which Substitute Collateral is generally described on Exhibit "B" attached hereto. Such financing statements shall be delivered to Lender by Borrower far enough in advance of the transfer of the Freddie Mac Pool so that Lender shall have time to file such financing statements in the respective offices of the Secretaries of State of Kansas and Nebraska prior to the transfer date of the Freddie Mac Pool. Borrower warrants and represents to Lender, which shall be deemed to be a material inducement to Lender entering into this transaction and agreeing to accept the Substitute Collateral, that upon Lender's filing of the financing statements, Lender shall then have a third priority lien in the Substitute Collateral, subordinate and inferior only to the first priority lien of Bank One, Texas, N.A. ("Bank One") and a second priority lien of First Mortgage Investment Company ("First Mortgage"), both of which shall be released as provided below.

     4. As the second stage of the purchase, on or about November 1, 1996, Buyer will consummate the purchase from Borrower of the remaining servicing rights attendant to loans aggregating an unpaid principal balance of approximately One Hundred Forty-Seven Million One Hundred Eighty Thousand Dollars ($147,180,000.00) (after deduction of non-eligible loans) which, based upon a purchase price of 85 basis points, results in sale proceeds of approximately One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00). The servicing rights transferred hereunder consist of loans serviced for FNMA, GNMA (exclusive of those loans whose servicing constitutes the Substitute Collateral), and certain private investors in which

 Lender, Bank One, First Mortgage, and Argo Federal have various collateral lien positions (the "Miscellaneous Pool"). Buyer and Borrower agree that of the total proceeds of approximately One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00), Buyer will deliver to Lender, free and clear of any claims of Borrower or any third party, the sum of Three Hundred Thousand Dollars ($300,000.00) by wire transfer on the earlier of the seventh (7th) business day after transfer of the Miscellaneous Pool servicing to Buyer or the first date any part of the purchase price related to the Miscellaneous Pool is paid or made available to anyone. Buyer and Borrower acknowledge and agree that Eight Hundred Thirty -Thousand Dollars ($830,000.00) of the sale proceeds shall be paid to other lenders, consisting of First Mortgage, Bank One and Argo Federal. Borrower warrants and represents to Lender that Borrower has obtained written commitments (copies of which have been provided to Lender and to Buyer) from Bank One and First Mortgage that upon receipt of their respective payments described in this paragraph, each of them will release their liens against both the Miscellaneous Pool and the Substitute Collateral by virtue of execution and delivery to Buyer of fully executed financing statement releases for filing in all states and offices in which they have filed financing statements, together with their commitments to do any and all other acts deemed necessary by Borrower, Buyer, or Lender to release and discharge in full any claims or rights which they may have in the Miscellaneous Pool and in the Substitute Collateral. Buyer agrees to promptly and immediately cause such releases to be filed of record and copies of the filed releases will be promptly delivered to Lender. Borrower warrants and represents to Lender, as a material inducement to Lender's willingness to enter into this Agreement, that upon the filing of such releases Lender shall have a first and prior lien position in the Substitute Collateral, inferior to no one, which shall be deemed fully perfected and which shall secure Borrower's payment and performance obligations under the Note.

     5. On or before the transfer of the Miscellaneous Pool servicing rights to Buyer from Borrower, Lender agrees to execute and deliver to Buyer fully executed releases, releasing that portion of the Miscellaneous Pool in which Lender has a first priority lien position. Buyer may at any time after transfer of the Miscellaneous Pool is consummated cause such releases to be filed of record.

     6. The sum of Three Hundred Thousand Dollars ($300,000.00) paid to Lender pursuant to paragraph 4 above shall be applied by Lender against sums due under the Note, first to accrued and unpaid interest, then to due and unpaid late and other charges, with the balance applied as a principal reduction. Notwithstanding such principal reduction, Borrower shall continue to make monthly payments of principal and interest in the amount specified in paragraph 1 of the Note, which will be applied by Lender to first discharge accrued interest and other charges, with the balance as principal reductions. Borrower hereby reaffirms all terms and conditions of the Note, as modified by this Agreement, and agrees to perform all duties and obligations under the Loan Documents, as modified hereby.

     7. In connection with Buyer's purchase of the Miscellaneous Pool servicing rights, the balance of the funds not initially disbursed to Lender and the other lenders as described above shall also constitute a portion of the Holdback. The total amount of the Holdback resulting from the sales of the Freddie Mac Pool and the Miscellaneous Pool shall be held by Buyer for a period of up to, but no greater than, twelve (12) months from November 1, 1996, and shall be utilized by Buyer solely to reimburse Buyer for losses and expenses incurred by it (not including the payment which Buyer is obligated to make to fund the shortage in connection with the Freddie Mac Pool as described in paragraph 2 above), as described in the purchase agreement between Borrower and Buyer. Under no circumstances shall Lender be liable for any of such losses or expenses except as provided in paragraph 10 below. Notwithstanding the twelve (12) month term referenced above, such Holdback may be released prior to November 1, 1997 in accordance with the terms of the agreement between Borrower and Buyer. When the unused balance of the Holdback is required or available to be released by Buyer, Buyer and Borrower warrant and represent to Lender that one-half (1/2) of such amount shall be paid by wire transfer to Lender and one-half (1/2) of such amount shall be paid to Argo Federal. Lender shall apply its portion as an additional payment on the Note, first to accrued and unpaid interest, then to accrued and unpaid other charges, with the balance applied as a principal reduction. Borrower warrants and represents to Lender that, except to the extent that some or all of such Holdback may be utilized by Buyer for purposes authorized under the purchase agreement in effect as of the date hereof, no lender or third party has any lien, claim, or rights to receive the same other than Lender and Argo Federal.

     8. Borrower warrants and represents to Lender that Borrower possesses, free and clear of any claims or rights of Buyer or any third party, certain claims against Resolution Trust Corporation, and/or its predecessors, affiliates, successors, or assigns in amounts aggregating approximately Two Hundred Fifty Thousand Dollars ($250,000.00) and related to the Freddie Mac Pool and/or the Miscellaneous Pool. Borrower agrees to file and diligently prosecute such claims at Borrower's sole expense and to provide copies immediately to Lender of any documents, correspondence, or decisions transmitted by or received by Borrower or its agents in connection therewith. Borrower shall not settle or compromise any such claims without the prior written consent of Lender, which shall not be unreasonably withheld. All proceeds derived from such claims, after deduction of reasonable costs and expenses incurred by Borrower in favor of unrelated third parties (which have been documented to Lender in writing to Lender's satisfaction) shall be immediately paid to Lender and applied by Lender first to interest accrued and unpaid under the Note, and then to other accrued charges, with the balance applied as a principal reduction. Such proceeds shall be delivered to Lender free and clear of any liens or claims of anyone, and Borrower warrants and represents to Lender that no liens or rights have been or will be granted by Borrower in such proceeds to anyone except Lender.

     9. The terms, conditions, rights, duties, and obligations of this Agreement shall apply to and be binding upon the successors and assigns of each of the parties hereto, and shall be specifically binding upon any entity into which Borrower merges or consolidates, or which purchases all or substantially all of the assets of Borrower (excluding Buyer with respect to the Freddie Mac Pool and Miscellaneous Pool).

     10. For a period from the date Lender receives the Three Hundred Thousand Dollar ($300,000.00) payment referenced in paragraph 4 above to and including the date five (5) years thereafter, Buyer may make written claims to Lender on loans in the Freddie Mac Pool or Miscellaneous Pool, the servicing rights for which were part of Lender's Original Collateral, where Freddie Mac or FNMA have rejected post-foreclosure claims for reimbursement of losses of Buyer or where Buyer has sustained a loss arising from any act or omission with respect to the origination, acquisition or servicing prior to the transfer of servicing rights to Buyer, subject to the following conditions:

     a. The basis for rejection of the claim by Freddie Mac or FNMA or the loss of Buyer is not due, in whole or in part, to errors, omissions, or practices of Buyer or its successors or assigns;

     b. Buyer has through its loss reimbursements depleted the funds remaining in the Holdback or, if such funds have been previously released, Buyer has tendered a written request for reimbursement to Borrower and Borrower has failed for a period of sixty (60) calendar days after the date of such request to pay or make satisfactory arrangements for payment of the same to Buyer;

     c. Lender has determined that reimbursement of the claim is appropriate hereunder;

     d. Lender shall have the option to take whatever action it deems necessary or appropriate with respect to such loan to minimize or reduce the amount of its requested reimbursement, including but not limited to obtaining the REO property from Buyer and receiving an assignment from Buyer of all rights to seek reimbursement from any responsible party;

     e. The aggregate amount of all losses and claims reimbursed or paid by Lender shall not exceed Three Hundred Thousand Dollars ($300,000.00); and

     f. When the period identified above expires or when Lender's reimbursements or payments under (e) above aggregate Three Hundred Thousand Dollars ($300,000.00), Lender shall automatically be deemed discharged and released from any claims by Buyer, its successors or assigns.

Lender shall have the right from and after the date of any reimbursement or payment made under this paragraph to obtain reimbursement or recovery of the same from Borrower and/or from any responsible party, and Borrower agrees whether or not it is ultimately the responsible party for such loss to indemnify, hold harmless, and reimburse Lender promptly upon demand by Lender.

     11. Time is of the essence of the performance of each and every term of this Agreement.

     This Agreement may be executed in one or more counterparts which when brought together shall be deemed one and the same Agreement executed by the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.


                                   ADVANCED FINANCIAL, INC., a Delaware
Attest:                            corporation, Borrower


/s/  William B. Morris             By:    /s/ William E. Moffatt
------------------------------            -------------------------------------
Secretary/Assistant Secretary                  Its:   President



                                   AFI MORTGAGE CORPORATION, a Nebraska
                                   corporation, formerly known as Continental
Attest:                            Mortgage, Inc., a Nebraska corporation,
                                   Borrower

/s/  William B. Morris             By:    /s/  William E. Moffatt
------------------------------           --------------------------------------
Secretary/Assistant Secretary            Its:     President


                                  COMMERCIAL FEDERAL BANK, A FEDERAL
                                  SAVINGS BANK, successor-in-interest by merger
                                  with Railroad Savings Bank, F.S.B. of Wichita,
Attest:                           Kansas, Lender

/s/  Illegible                    By:      /s/  Illegible
-----------------------------             -------------------------------------
Secretary/Assistant Secretary             Its:     First Vice President




                                   MATRIX FINANCIAL SERVICES
Attest:                            CORPORATION, an Arizona corporation, Buyer


                                    By:
-----------------------------             -------------------------------------
Secretary/Assistant Secretary       Its: